Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of The Western Union Company for the registration of debt securities and to the incorporation by reference therein of our reports dated February 20, 2025, with respect to the consolidated financial statements of The Western Union Company, and the effectiveness of internal control over financial reporting of The Western Union Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

September 26, 2025

A member firm of Ernst & Young Global Limited